American Renal Associates and UnitedHealthcare Reach Settlement

ARA to Enter into Multi-Year National In-Network Agreement with UnitedHealthcare

Beverly, MA and Minneapolis (July 9, 2018) - American Renal Associates Holdings, Inc. (NYSE: ARA) and UnitedHealthcare, a UnitedHealth Group company (NYSE: UNH,) today announced that they have executed a binding Settlement Term Sheet (the “Agreement”) and will be negotiating terms of a definitive settlement by August 1, 2018. Under the terms of the Agreement, ARA will pay $32 million and will follow certain procedures and share information with UnitedHealthcare. In conjunction with the Agreement, ARA and UnitedHealthcare will enter into a three-year network agreement, effective August 1, 2018, that will provide UnitedHealthcare plan participants with more cost effective, in-network access to all of ARA’s dialysis clinics in 26 states and the District of Columbia. The network agreement will include UnitedHealthcare’s health benefit products across the commercial, Medicare Advantage and Medicaid managed care markets, and will allow chronically-ill end-stage renal disease (ESRD) patients to better coordinate their access to care with ARA’s clinics and ARA-affiliated nephrologist partners who are part of the UnitedHealthcare network. The network agreement will also include certain value-based contracting features designed to improve quality and lower hospitalization costs for UnitedHealthcare plan participants who receive kidney care at ARA clinics.

In a joint statement, the companies said, “We are pleased to have reached a resolution on this matter and we look forward to building a more cooperative relationship that enables us to collaborate on high quality care for dialysis patients.”

The settlement agreement releases all claims asserted against ARA and the other named defendants in the Florida and Massachusetts actions without ARA admitting any liability or wrongdoing. The Agreement also releases all claims arising from actions brought in Florida or Massachusetts that were asserted against ARA or against the nephrologists or other healthcare providers who have entered into joint venture arrangements or medical directorships with ARA without any admission of liability or wrongdoing. UnitedHealthcare intends to share funds secured under the settlement with its self-funded customers.

Details regarding the Agreement and other information can be found in ARA’s Form 8-K filed with the Securities and Exchange Commission today.

About American Renal Associates
American Renal Associates (“ARA”) is a leading provider of outpatient dialysis services in the United States. As of March 31, 2018, ARA operated 228 dialysis clinic locations in 26 states and the District of Columbia serving approximately 15,700 patients with end stage renal disease.

ARA operates principally through a physician partnership model, in which it partners with approximately 400 local nephrologists to develop, own and operate dialysis clinics. ARA’s Core Values emphasize taking good care of patients, providing physicians with clinical autonomy and operational support, hiring and retaining the best possible staff and providing best practices management services. For more information about American Renal Associates, visit www.americanrenal.com.

About UnitedHealthcare
UnitedHealthcare is dedicated to helping people live healthier lives and making the health system work better for everyone by simplifying the health care experience, meeting consumer health and wellness needs, and sustaining trusted relationships with care providers. In the United States, UnitedHealthcare offers the full spectrum of health benefit programs for individuals, employers, and Medicare and Medicaid beneficiaries, and contracts directly with more than 1.2 million physicians and care professionals, and 6,500 hospitals and other care facilities nationwide. The company also provides health benefits and delivers care to people through owned and operated health care facilities in South America. UnitedHealthcare is one of the businesses of UnitedHealth Group (NYSE: UNH), a diversified health care company. For more information, visit UnitedHealthcare at www.uhc.com or follow @UHC on Twitter.

American Renal Associates Holdings, Inc. Contact:
Darren Lehrich, SVP Strategy & Investor Relations
Telephone: (978) 522-6063; Email: dlehrich@americanrenal.com

UnitedHealthcare Contact:
Matthew Wiggin
Telephone: (860) 702-6142; Email: matthew_n_wiggin@uhc.com